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                                                                    Exhibit 23.1


                            INDEPENDENT AUDITORS' CONSENT


To the Stockholders and Board of Directors of AmTec, Inc.

We consent to the incorporation by reference in this Registration Statement of AmTec, Inc. on Form S-3 of our report dated June 20, 1997 and July 8, 1997 with respect to Note 16 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company's ability to continue as a going concern) appearing in the Annual Report on Form 10-KSB of AmTec, Inc. for the year ended March 31, 1997 and to the reference to us under the heading "Experts" in the Prospectus, which is a part of this Registration Statement.

/s/ Deloitte & Touche LLP

New York, New York

January 15, 1998